DESCRIPTION OF PRINCIPAL LIFE INSURANCE COMPANY'S ISSUANCE,
        TRANSFER AND REDEMPTION PROCEDURES FOR POLICIES PURSUANT TO RULE
                6e-3(T)(b)(12)(iii) UNDER THE INVESTMENT COMPANY
                                  ACT OF 1940


This document sets forth the information called for under Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 (1940 Act). Rule 6e-3(T)(b)(12)(iii) provides exemptions from sections 22(c), 22(d), 22(e) and 27(c)(1) of the 1940 Act, and Rule 22c-1 thereunder, for issuance (including face amount increase), transfer and redemption procedures under Principal Variable Universal Life Income (the Policy). To qualify for the exemptions, procedures must be reasonable, fair and not discriminatory (i) to the interests of the affected policyowners and (ii) for all other holders of policies of the same class or series funded by the Separate Account, and (iii) the procedures must be disclosed in the registration statement filed by the Separate Account.


Principal Life Insurance Company believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii), as described below.

1. Purchases and Related Transactions

     Set out below is a summary of the major contract provisions and administrative procedures relating to purchase transactions. Because of the insurance nature of the policy, the purchase procedures differ in certain significant respects from the purchase procedures for mutual funds and variable annuity contracts.

   (a) Application and Policy

     To purchase a Policy, a completed application, including any required supplements, must be submitted to the Company through the agent or broker selling the Policy. The Company generally will not issue policies to persons over age 85 for regularly underwritten Policies. Applicants must furnish satisfactory evidence of insurability. Acceptance is subject to the Company's insurance underwriting guidelines and suitability rules and procedures. The Company reserves the right to reject any application or related premium if, in its view, its insurance underwriting guidelines and suitability rules and procedures are not satisfied.

     The minimum face amount for issue of a Policy is $100,000. The Company reserves the right to revise its rules from time to time to specify either a higher or lower minimum face amount.

     The "Policy Date" is the date the Company issues a Policy. Policy years and anniversaries will be determined from the Policy Date regardless of when a Policy is delivered. Each Policy also has an Effective Date. The Policy Date and the Effective Date will be the same unless (i) a backdated Policy Date is requested, (ii) the Policy is applied for on a cash-on-delivery basis, or (iii) application amendments are required. In such cases, the Effective Date will be the date on which the required premiums have been received at the Company's home office and any application amendments have been received, reviewed, and accepted in the Company's home office. The Company does not date Policies on the 29th, 30th or 31st day of any month of the year. Policies that would otherwise be dated on these days will be dated on the 28th of the month. Policies issued on a cash-on-delivery basis and that would otherwise be dated on the 29th, 30th or 31st will be dated on the first day of the following month. The Policy Date is shown on the data pages for the Policy.

     Upon specific written request of the applicant in the application and subject to the Company's approval, a Policy may be issued with a backdated Policy Date. The Policy Date may not be more than six months prior to the date of the application or such shorter backdating period as required by state law. Payment of at least the monthly policy charges is required for the period the Policy is backdated.

     If a payment in at least the amount shown on the policy illustration is submitted with the completed application, then the selling agent or broker will deliver a conditional receipt to the applicant acknowledging receipt of the initial payment and describing any interim insurance coverage and conditions. No insurance is in effect under a Policy until the Policy is physically delivered to the applicant and applicant has accepted the Policy. If the proposed insured dies before actual physical delivery to and acceptance of a Policy by the applicant, no insurance coverage exists under the Policy; insurance coverage, if any, will be provided solely under the terms of the conditional receipt, if any, given to the applicant.

     If the Company rejects an application or a policyowner chooses to cancel the Policy during the free-look period, the Company will refund all amounts paid under the application or Policy in states where required. In states where permitted, the Company will refund the net policy value plus any fees or charges taken (which may be more or less than the premiums paid. The postmark dates on the envelopes delivering the Policy and the written request for cancellation determine whether a Policy has been cancelled within the designated free-look period. Refunds will ordinarily be made within five business days after the Company receives a Policy returned under the free- look provisions. The initial net premium (and other net premiums received prior to the effective date and twenty days after the effective date) is allocated to the Money Market division. If the Policy is issued and the policyowner does not exercise the free-look privilege, twenty-one days after the effective date the money is reallocated to the divisions, Fixed Account and/or Fixed DCA Account according to the owner's instruction.

   (b) Payment of Premiums

     Premiums must be paid to the Company at its home office. There is no fixed schedule of premium payments on a Policy either as to the amount or timing of the payments. A Policy will remain in force as long as the Policy Value, less any loans and unpaid loan interest, is sufficient to pay the Monthly Policy Charges (defined in section (d) below) on the Policy.

     A policyowner may select a planned periodic premium schedule, within the limits set forth below, to fit the policyowner's insurance needs and financial abilities. Planned Periodic Premium schedules may provide for annual, semiannual, quarterly or monthly payments. A pre-authorized withdrawal allows the company to deduct premiums, on a monthly basis, from the policyowner's checking or other financial institution account. The Company will send premium reminder notices in accordance with planned periodic premium schedules to policyowners who are on annual, semi-annual or quarterly premium payment schedules. Policyowners may also make unscheduled premium payments to the Company at its home office, or pay by payroll deduction where allowed by law and approved by the Company.

          (i) Initial Premiums

        To apply for a Policy, a completed application, including any required supplements, must be submitted to the Company through the agent or broker selling the Policy. If interim coverage is desired, a payment in at least the amount shown on the policy illustration must be submitted along with the completed application and any required supplements. The required minimum initial premium amount is shown on the Policy data pages.

(ii)     Maximum  Premiums

        We will refund any excess portion of premiums paid that would disqualify the Policy as "life insurance" under Internal Revenue Code Section 7702, as amended. Unless the policyowner directs otherwise, we will refund all or part of any premiums that would make the Policy a modified endowment contract as defined in Internal Revenue Code Section 7702A, as amended.

(iii)    Evidence of Insurability

        If any premium payment would increase a Policy death benefit by more than it increases the Policy Value, the Company reserves the right to refund the premium payment. If the premium payment is not refunded, the Company may require satisfactory evidence of insurability under the Company's current underwriting guidelines before accepting any such premium.

   (c) Allocation of Premiums

     The first premium is due on the Policy Date. This initial premium, net of deductions for the premium expense charge (the charge for any sales load, state, local and federal taxes), is allocated to the Money Market Division at the end of the Valuation Period during which the Company receives the premium payment. Any additional premium payments received during the period ending 20 days after the Effective Date, less premium expense charge, will be allocated to the Money Market Division at the end of the Valuation Period during which such premiums are received. On the 21st day after the Effective Date, Policy Value held in the Money Market Division is automatically transferred to the Divisions of the Separate Account, the Fixed Account and/or the Fixed DCA Account, in accordance with the policyowner's direction for allocation of premium payments.

     The allocation percentages for each Division, the Fixed Account and the Fixed DCA Account must be zero or a whole number, with the sum of the percentages equal to 100. The policyowner may change the allocation upon delivery to the Company of written notice or other notice approved by the Company in advance. No fee or penalty is charged for changes of allocation. New allocation percentages will be effective as of the end of the Valuation Period in which the Company receives the policyowner's request in proper form.

   (d) Monthly Policy Charges

     The Company deducts a Monthly Policy Charge from the Policy Value. The monthly Policy charge is equal to the cost of insurance plus the cost of additional benefits provided by riders, if any, plus the monthly administration charge plus the current asset based charge in effect on the Monthly Date (the day of the month which is the same as the day of the Policy Date). The cost of insurance charge, which is calculated on each Monthly Date, is based on age at issue and adjustment, duration since issue and adjustment, smoking status and risk classification of the insured. The monthly cost of insurance may also be based on gender of the insured except for policies issued in states that require unisex pricing or in connection with employment insurance and benefit plans not based on the gender of the insured. Current monthly cost of insurance rates will be determined by the Company based on its expectations as to future investment earnings, expenses, mortality and persistency experience. Cost of insurance rates will never be greater than the maximum charge based on the 1980 Smoker and Nonsmoker Commissioners Standard Ordinary Mortality Tables, age nearest birthday. The cost of insurance rate for an underwritten face amount increase is based on the same factors described in this paragraph.

   (e) Change in Face Amount

     A policyowner may make a written request to increase the face amount of a Policy at any time, so long as the Policy is not in a grace period and premiums are not being waived under a rider. A policyowner may make a written request to decrease the face amount at any time on or after the first Policy anniversary so long as the Policy is not in a grace period and premiums are not being waived under a rider. Any written request for adjustment of face amount is subject to these additional conditions:

         (i) Any request for an increase in face amount must be applied for by a supplemental application and an adjustment application, signed by the policyowner and the insured, and shall be subject to evidence of insurability satisfactory to the Company under its underwriting guidelines then in effect. The minimum increase in face amount is $50,000. The age of the insured must be 85 or less at the time of the request.

         (ii) A request for a decrease in face amount must be applied for by an adjustment application, signed by the policyowner, and may not reduce the face amount of the Policy below $100,000.

         (iii) Any increase in face amount will be in a risk classification the Company determines.

         (iv) Any adjustment approved by the Company will become effective on the Monthly Date that coincides with or next follows the Company's approval of the request.

     If a payment in an amount equal to or greater than the conditional receipt premium deposit is submitted with the adjustment application, then a conditional receipt is given to the policyowner reflecting receipt of the payment and outlining any interim insurance coverage provided by the conditional receipt. The payment submitted with the adjustment application will be considered a premium payment for the Policy and will be allocated as set out in paragraph (c) above.

   (f) Exchange Right

     During the first 24 months following any Effective Date on a Policy, the policyowner may exercise the exchange right provided that the Policy is not in a grace period. Exercise of the exchange right means the policyowner makes an irrevocable, one-time election to transfer all value from the Divisions of the Separate Account and Fixed DCA Account to the Fixed Account.

      (g) Reinstatement

     If the Policy lapses, the policyowner may reinstate the Policy subject to certain conditions.

     If the policy terminates due to expiration of the grace period but has not been surrendered, the policyowner may apply for reinstatement any time within three years of termination. Conditions for reinstatement are:

(i)               Reinstatement is prior to the maturity date;

(ii) Not more than three years have elapsed since the policy terminated;

(iii)             The insured is alive;

(iv) Company receives satisfactory proof of insurability based upon the Company's current insurance underwriting guidelines;

(v) Payment of any policy loans and unpaid loan interest existing at termination;

(vi)              Payment as defined in (A) or (B) below.

A. If the policy lapses in the first five Policy years, payment of the greater of: (1) Three monthly Policy charges divided by (1 minus the maximum Premium Expense Charge); or (2) Three no lapse guarantee monthly premiums.
B. If the Policy lapses after the first five policy years, payment of an amount not less than 1 plus 2 where:

          (1) Is the amount by which the surrender charge is more than the Policy Value less loan indebtedness on the Monthly Date on or preceding the grace period, and

          (2) Three monthly Policy Charges divided by (1 minus the maximum premium expense charge).

         Reinstatement will be effective on the Monthly Date next following the Company's approval of the reinstatement application.

         The Policy Date of the Policy will remain the original Policy Date. Surrender Charges following reinstatement will resume at the rate charged at the time of the Policy's termination. Upon reinstatement, new Data Pages are delivered to the policyowner.

   (h) Repayment of Loan and Loan Interest

     A policy loan may be repaid in whole or in part at any time while the Policy is in force. Loan repayments will be applied at the end of the Valuation Date that payment is received in the home office. If the policyowner does not designate a payment as a premium payment, or if the Company cannot identify it as a premium payment, the Company will apply payments received as loan repayments if a loan is outstanding. When a loan repayment is made, Policy Value equal to the loan repayment will be allocated among the Divisions of the Separate Account, the Fixed Account and/or the Fixed DCA Account in the proportion currently designated by policyowner for allocation of premium payments. Unless the Company is instructed otherwise, the balance of a payment not needed to repay a loan, less the Premium Expense Charge, will be applied to the Divisions, the Fixed Account and/or the Fixed DCA Account according to the premium allocation then in effect.

   (i) Misstatements of Age or Gender

     If the age or gender of the insured has been misstated in an application, the death benefit under the Policy will be the Policy Value plus the amount that would be purchased by the most recent mortality charge at the correct age and gender, if applicable.

2. Redemptions and Related Transactions

     Set out below is a summary of the major contract provisions and administrative procedures relating to redemption transactions. Because of the insurance nature of the contract, the procedures differ in certain significant respects from procedures for mutual funds and annuity contract plans.

   (a) Surrenders

     So long as the Policy is in effect, a policyowner may elect to surrender the Policy and receive its net surrender value. Net surrender value is determined by the Company as of the date it receives the policyowner's written surrender request.

     After the first Policy Year and so long as a Policy is in effect, policyowner may request:
o an unscheduled partial surrender from the net surrender value. No more than two unscheduled partial surrender requests are permitted in any Policy Year. The maximum partial surrender amount in a Policy Year is 75 percent of the net surrender value as of the date of the first unscheduled partial surrender in any Policy Year. An unscheduled partial surrender will be processed effective the date written request is received in the home office of the Company.
o a scheduled partial surrender. The maximum amount of each scheduled partial surrender is 90 percent of the net surrender value (as of the date of the scheduled partial surrender). The policyowner selects the amount and frequency of the scheduled partial surrenders. The scheduled partial surrenders continue until the Company receives instruction from the policyowner to stop the scheduled partial surrenders of until the sum of the premiums paid into the policy have been surrendered. When all of the net premiums have been surrendered, policy loans commence so as to provide the same payment stream to the policyowner has had been provided under the scheduled partial surrenders.

     The Policy Value is reduced by the amount of the partial surrender. If Death Benefit Option 1 is in effect at the time of a partial surrender and the death proceeds equal the total face amount, then the Policy's Face Amount is reduced by the amount of the partial surrender that is not deemed to be a preferred partial surrender.

     If Death Benefit Option 3 is in effect and the death proceeds equal the total face amount, the total face amount is reduced by the greater of (a) or (b) where:
(a) is the amount by which the total partial surrenders exceed total premiums paid, and (b) is zero.
     Any reduction of Total Face Amount will be made on a last in, first out basis. The resulting Policy Face Amount must be not less than the greater of $100,000, or the minimum Policy Face Amount shown on the current Data Pages. Proceeds will ordinarily be paid within five business days from the date of receipt of a written request at the Company's home office.

     A policyowner may designate the amount of the partial surrender to be withdrawn from each of the Divisions of the Separate Account, the Fixed Account and the Fixed DCA Account. If no designation is made, the amount of the partial surrender will be withdrawn in the same proportion as allocation instruction in effect for the Monthly Policy Charge.

     Full Surrender
     During the first ten years of a Policy, a surrender charge will be assessed in connection with total surrender or termination of a Policy. In addition, each Policy face increase carries it own set of ten-year surrender charges, causing any total surrender made after an adjustment date to be subject to a composite surrender charge. Surrender charges following a Policy's reinstatement commence at the rate in effect at the time of the Policy's termination. A policyowner will not be assessed the surrender charge if total surrender or termination of the Policy occurs after the first ten Policy years or ten years following an adjustment date.

   (b) Benefit Claims

         (i) Death Proceeds

                The Company will pay death proceeds to the named beneficiary(ies) after it receives notice and proof that the insured died before the maturity date shown on the current Data Pages. The amount of death proceeds is

                (i) death benefit described below plus

                (ii) proceeds from any benefit rider to the Policy, minus

                (iii)any policy loan or unpaid loan interest and overdue Monthly Policy Charge plus

                (iv) interest on the death proceeds as required by state law.

     Death benefit proceeds are determined as of the insured's date of death, or on the next following Valuation Date if the date of death is not a Valuation Date. Benefit claims will ordinarily be paid within five business days after all necessary claim requirements are received.

     The Company offers beneficiaries and policyowners a wide variety of settlement options.

(ii)     Death Benefit Options

     The Policy provides three death benefit options the policyowner designates the death benefit option in the application.

                  (A) Death Benefit Option 1: The death benefit is the greater of the Policy's Total Face Amount or the Policy Value on the date of death multiplied by the applicable percentage as determined by the then effective tax corridor percentage table as shown in the Policy.

                  (B) Death Benefit Option 2: Death benefit is the greater of the Policy's Total Face Amount plus its Policy Value on the date of death, or the amount of the Policy Value on date of death multiplied by the applicable percentage in the tax corridor table as shown in the Policy.

                  (C) Death Benefit Option 3: The death benefit equals the greater of (1) the Total Face Amount plus the greater of a) premiums paid less partial surrenders or b) zero, or (2) the amount found by multiplying the Policy Value by the applicable percentages in the tax corridor table as shown in the Policy.

 (iii) The amount of the benefit payable at maturity is the Policy Value less any policy loans and unpaid loan interest on the maturity date. This benefit will only be paid if the insured is living on the policy maturity date. The Policy will mature on the policy anniversary nearest the insured's attained age is 100.

   (c) Policy Loans

     When a policy loan is taken, a loan account is established. When a policy loan is taken, a portion of the Policy Value equal to the amount of the loan will be transferred to the Loan Account from the Divisions of the Separate Account, the Fixed DCA Account and the Fixed Account in the proportions requested by the policyowner. The Loan Account is that part of the Policy value that reflects the value transferred to the General Account from the Fixed Account, Fixed DCA Account and/or Separate Account, as collateral for a Policy Loan. There are no restrictions from which Accounts the loan amount can be transferred. A Policy's Loan Account is part of the Company's General Account.

     As long as the Policy remains in force and the Policy has net surrender value (but after the examination offer period), a policyowner may borrow money from the Company using the Policy as the only security for the loan. The maximum amount that may be borrowed is 90 percent of the net surrender value of the Policy as of the date a loan request is processed at the Company's home office.

     Proceeds of policy loans ordinarily will be disbursed within five business days from the date of written request for a loan at the Company's home office.

     Unscheduled Loans
     Unscheduled loans are available in all policy years. If no request for allocation of the loaned amount is made by the policyowner, the loan amount will be withdrawn from the Divisions of the Separate Account, the Fixed DCA Account and the Fixed Account in the same proportion as the allocation used for the most recent Monthly Policy Charge.

     Scheduled Loans
     After the first policy year, scheduled policy loans are available on any monthly date. Scheduled loans may occur on a monthly, quarterly, semiannual or annual basis (based on the policy year). Before scheduled loans are available, the policyowner must have withdrawn, through partial surrenders, an amount equal to or exceeding the total premiums paid. The loan amount will be withdrawn from the Divisions of the Separate Account, the Fixed DCA Account and the Fixed Account in the same proportion as the allocation used for the most recent Monthly Policy Charge.

     Any loan interest that is due and unpaid will be transferred in the same manner as described above for policy loans. The Loan Account will earn interest at four (4) percent per year. On each Policy Anniversary, if there has been a loan repayment, this credited interest is transferred from the Loan Account to the Divisions of the Separate Account and the Fixed Account in the proportion currently designated by a policyowner for the allocation of premium payments.

     Loan Interest Charges

     The Company will charge interest on any unpaid policy loan. Interest accrues daily at an effective annual interest rate of 5.5 percent during the first 10 Policy Years and 4.0 percent thereafter. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and bears interest at the rate then in effect on the Policy. Adding unpaid interest charges to loan principal will cause additional amounts to be redeemed from the Divisions of the Separate Account, the Fixed DCA Account and/or the Fixed Account in the same manner as described above for loans.

   Repayment of Loans

     Policy loans may be repaid in part or in full as long as the policy is in force. Upon repayment, the Policy Value securing the repaid portion of the loan in the Loan Account will be transferred to the Divisions of the Separate Account and the Fixed Account, applying the same percentages currently in effect for the allocation of premium payments.

     Any unpaid policy loans and loan interest charges are subtracted from death or maturity proceeds. Any payment sent to the Company without directions as to application will be applied first to repay any outstanding policy loans.

   (d) No Lapse Guarantee, Policy Termination and Grace Period

(i)      No Lapse Guarantee

                  If the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge, the Company will notify the policyowner and a 61-day grace period will begin. The Company guarantees the policy will stay in force during the first 5 Policy Years when (1 minus 2) is greater than or equal to 3, where:

1. Is the sum of premiums paid;

2. Is the sum of all existing loans, loan interest accrued and not paid, and partial surrenders; and

3. Is the sum of the no lapse guarantee monthly premiums since the Policy Date to the most recent Monthly Date.

                  The no lapse guarantee monthly premium is shown on the current Data Pages.

(ii)     Grace Period

                  The 61-day grace period begins when the Company mails a notice of impending policy termination to the policyowner at his or her last known post office address.

                  If sufficient payment per the notice is not made by the end of the grace period, the policy terminates as of the end of the grace period.

                  If the Insured dies during a grace period, the Company will pay the death proceeds to the beneficiary(ies).

(iii)    Termination

                  The Policy also terminates when:

1. When the policy is surrendered in full;

2. When the death proceeds are paid;

3. When the maturity proceeds are paid;

   (e) Suicide

     The Policy's death proceeds will not be paid if the insured dies by suicide, while sane or insane, within two years from the Policy Date or two years from the date of any increase in face amount. In the event of suicide within the two-year period, the only liability of the Company will be a refund of premiums paid, without interest, less any policy loans, unpaid loan interest, any partial surrenders, and any surrender charges. This amount will be paid to the beneficiary(ies).

   (f) Payments; Deferment

     The Company usually pays total or partial surrenders, policy loans, or maturity proceeds within five Valuation Days after it receives notice. The Company will pay death benefits within five Valuation Days after it receives proof at its home office of the insured's death and its completed death claim forms. The Company reserves the right to delay payment of the Fixed DCA Account and/or Fixed Account value for up to six months after it receives notice of any surrender.

     The Company may not be able to determine the value of the Divisions of its Separate Account if:

         (i) The New York Stock Exchange is closed on other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

         (ii) The Securities and Exchange Commission by order permits postponement for the protection of policyowners; or

         (iii) The Securities and Exchange Commission requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Separate Account assets.

         If any of the three above events occur, the Company has the right to defer:

1. Determination and payment of any surrenders, maturity or death proceeds;

2. Payment of any Policy Loans;

3. Determination of the Unit Values of the Divisions of the Separate Account;

4. Any requested transfers to or from a Division; and

5. Application of death proceeds or surrender proceeds under a Death Benefit option.

         In the event of such deferment, the amount of surrender, transfer or policy loan will be determined the first Valuation Date following expiration of the permitted deferment. The death or maturity proceeds, surrender or policy loan will be made within five Valuation Days thereafter.

3. Transfers

(a)            Transfers Allowed

                  A policyowner may transfer amounts between the Fixed Account and the Divisions as provided below. To request a transfer, Notice must be given to the Company. If the Company receives Notice prior to the close of the New York Stock Exchange, the transfer is made a value is determined as of that day. Requests received after the close of the New York Stock Exchange will be processed and values determined as of the next Valuation Day. The Company reserves the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner and to modify or revoke transfer privileges.

(b)            Transfers From Fixed Account

                  A policyowner may transfer amounts from the Fixed Account to a Division by making either scheduled or unscheduled transfers (not both) during the same Policy Year, subject to the following conditions:

                  UNSCHEDULED FIXED ACCOUNT TRANSFERS - One unscheduled transfer may be made from the Fixed Account each Policy Year, as follows:

     1. Notice must be delivered to the Company within 30 days following either the Policy Date or any policy anniversary.

     2. The Notice must specify the dollar amount or percentage to be transferred, which must be at least the minimum unscheduled transfer amount shown on the current Data Pages and may not exceed 25 percent of the Policy's Fixed Account value as of the later of the Policy Date or the last policy anniversary. However, if the Fixed Account value is less than $1,000, 100 percent of the Fixed Account value may be transferred within 30 days after the first and following policy anniversaries.

                  SCHEDULED FIXED ACCOUNT TRANSFER - (Dollar Cost Averaging) - Scheduled transfers may be made on a monthly basis from the Fixed Account as follows:

1. Transfers will begin on a monthly basis on the date (other than the 29th, 30th or 31st) specified by the policyowner.

2. The Fixed Account value must equal or exceed the minimum scheduled transfer value shown on the current Data Pages, which amount may be changed by the Company but will never exceed $10,000.

3. The monthly transfer will be the dollar amount or percentage specified by policyowner and that amount must equal or exceed the minimum scheduled transfer amount shown on the current Data Pages. The monthly amount transferred cannot exceed 2 percent of the Fixed Account value as of the latest of the Policy Date, last policy anniversary, or date request is received by the Company.

4. The transfers will continue until the Fixed Account value is zero or the policyowner directs the Company.

5. The dollar amount or percentage of the scheduled transfers may be changed once each Policy Year by providing Notice to the Company.

6. If the scheduled transfers are stopped, they may not start again until six months after the date of the last scheduled transfer.

(c) Transfers from Divisions of the Separate Account of the Separate Account

                  Transfers may be made from a Division to either the Fixed
               Account or another Division by making either a scheduled or unscheduled Division transfer, subject to the following conditions.

         Transfers to the Fixed Account are allowed only if:

1. No transfer has been made from the Fixed Account for at least six months; and

2. The Fixed Account value immediately after the transfer does not exceed $1,000,000, except with the Company's prior approval.

                  UNSCHEDULED DIVISION TRANSFERS - Unscheduled transfers may be made from a Division provided the policyowner specifies the dollar amount or percentage to transfer from each Division, and the amount of the transfer must equal or exceed the lesser of the value of the Division or the minimum scheduled transfer amount shown on the current Data Pages. The Company reserves the right to impose a transfer fee on the on each unscheduled transfer after the first unscheduled transfer in a Policy Year.

                  SCHEDULED DIVISION TRANSFERS - (Dollar Cost Averaging) - Scheduled transfers from a Division are permitted as follows:

1. Transfers will begin on the date specified, other than the 29th, 30th or 31st.

2. The policyowner must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly).

3. The policyowner must specify the dollar amount or percentage to transfer from each Division and that amount must equal or exceed the lesser of the value of those Divisions or the minimum scheduled transfer amount shown on the current Data Pages.

4. The value of each Division from which transfers are made must equal or exceed the minimum Division value for scheduled transfers shown on the current Data Pages.

5. The transfers will continue until the value in the Division(s) is zero or the Company receives Notice to stop making the transfers.

6. The Company reserves the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.

(d)                        Automatic Portfolio Rebalancing

                  Automatic portfolio rebalancing (APR) permits maintenance of a specific percentage of Policy Value in the Divisions.

                  APR transfers:

1. Do not begin until the expiration of the free-look period or DCA duration, if applicable.

2. May be made on the frequency specified by the policyowner, subject to the following:

a. Quarterly APR transfers may be made on a calendar year or Policy Year basis.

b. Semiannual or annual APR transfers may only be done on a Policy Year basis.

3. Do not begin until the Company receives Notice from the policyowner.

4. Are not available for values in the Fixed Account

5. Are not available if there are scheduled transfers (dollar cost averaging) from the same Division.

                  Transfers are not effective until the end of the Valuation Period during which the Company receives Notice.

4. Service Available via Telephone and Internet

If the policyowner elects Internet and/or telephone privileges, instructions for the following transactions may be given to the Company via the Internet or telephone: o change in allocations of future premium payments; o change in allocation of the monthly policy charge; o change to APR instructions; o change to scheduled transfer instructions; o unscheduled transfers; and o policy loan (not available via the internet) (loan proceeds are mailed to the owner's address of record).

5. Right to Exchange Policy and Adjustment Computation Required by Rule 6e-3(T)(b)(13)(v)(B)

During the first 24 months following any Effective Date on a Policy, the policyowner may exercise the exchange right provided that the Policy is not in a grace period. Exercise of the exchange right means the policyowner makes an irrevocable, one-time election to transfer all value from the Divisions of the Separate Account and Fixed DCA Account to the Fixed Account. "The policy value immediately after the transfer will be the same as immediately before the transfer. From the exchange date forward, the policy value will no longer be affected by the investment performance of the divisions."

6. Statement of Value

     Each year a statement will be sent to the policyowner that shows the following:

   1. the current death benefit;

   2. the current Policy Value and surrender value;

   3. all premiums paid since the last statement;

   4. all charges since the last statement;

   5. any Policy loans and outstanding loan interest;

   6. any partial surrenders since the last statement;

   7. any investment gain or loss since the last statement; and

   8. the total value of each of the policyowner's Divisions, Fixed DCA Account and Fixed Account.


The Company will also send the policyowner the reports required by the Investment Company Act of 1940.